UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2017

MERCER INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

Washington	000-51826	47-0956945
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8

(Address of principal executive office)

(604) 684-1099

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

In connection with a proposed private offering of senior notes described in Item 7.01 below, Mercer International Inc. (“Mercer” or the “Company”) prepared a preliminary offering memorandum that is being disseminated only to eligible investors, in which it provided the following preliminary results for the year ended December 31, 2016.

Preliminary 2016 Financial Results

On a preliminary basis and based on information available as of January 30, 2017, for the year and the three months ended December 31, 2016, the Company estimates that its:

Year Ended December 31, 2016

•	total revenues declined to approximately $931.6 million from $1,033.2 million in 2015, primarily as a result of lower pulp sales realizations;

•

operating income was approximately $113.7 million, compared to $165.7 million in 2015, primarily as a result of lower pulp sales realizations, partially offset by lower fiber prices and a reversal of accruals for wastewater fees. Our German mills are required to pay wastewater fees based upon the amount of their effluent discharges. However, they can offset such fees through eligible capital projects that lower such discharges and which are approved by the applicable governmental authority every three years. We have developed capital projects to offset such fees in the past and intend to do so in the future;

•	net income was in the range of $33.0 million to $35.0 million, compared to $75.5 million in 2015; and

•	Operating EBITDA was approximately $185.7 million, compared to $234.0 million in 2015.

Three Months Ended December 31, 2016

•

total revenues declined to approximately $221.7 million in the fourth quarter of 2016 from $237.8 million in the same quarter of 2015, primarily as a result of lower pulp sales realizations and lower pulp and energy sales volumes. In the fourth quarter of 2016, we had 12 days of scheduled maintenance downtime at our Stendal mill and in the fourth quarter of 2015, we had four days of maintenance downtime;

•

operating income was approximately $39.0 million in the fourth quarter of 2016, compared to $44.2 million in the same quarter of 2015, primarily as a result of lower pulp sales realizations and lower sales volumes resulting from higher maintenance downtime, partially offset by lower costs resulting from a strong dollar and the reversal of accruals for wastewater fees of $13.6 million. Operating income in the fourth quarter of 2015 included a recovery of a utility claim of $6.1 million;

•	net income in the fourth quarter of 2016 was in the range of $16.6 to $18.6 million, compared to $21.7 million in the fourth quarter of 2015; and

•	Operating EBITDA for the fourth quarter of 2016 was approximately $57.8 million, compared to $61.5 million in the fourth quarter of 2015.

On a preliminary basis and based on information available as of January 30, 2017, as at December 31, 2016, the Company estimates that its:

•

cash and cash equivalents increased to approximately $136.6 million, compared to $99.6 million at the end of 2015, whereas restricted cash declined to approximately $4.3 million compared to $9.2 million at the end of 2015, as we applied the difference to scheduled payments on our outstanding interest rate swap that matures in October 2017;

•	working capital was approximately $308.7 million, compared to $284.4 million at the end of 2015;

•	total assets were approximately $1,158.7 million, compared to $1,182.8 million at the end of 2015;

•	debt was approximately $617.5 million, compared to $638.0 million at the end of 2015; and

•	revolving credit facilities were undrawn and the Company had availability of approximately $132.7 million.

Other

In addition, in the last two months, NBSK pulp producers implemented a price increase of $20 per ADMT in China effective December 1, 2016 and a further $20 per ADMT increase in China effective January 1, 2017.

NBSK pulp producers also implemented a $10 per ADMT price increase in Europe effective January 1, 2017. This recent price increase in Europe will only have a negligible effect on the Company’s revenues because of selling and other concessions.

Although NBSK pulp prices have improved recently, there can be no assurance that they will not decline in the future as pulp is a commodity and prices are highly cyclical.

In addition, in 2017, excluding amounts being financed through government grants, the Company currently expects capital expenditures to be between approximately $45 to $50 million.

Cautionary Note

The Company has not yet closed its books for the year ended December 31, 2016 and its independent auditors have not completed their audit of the Company’s results for the period. Accordingly, the Company’s actual financial results for the year ended December 31, 2016 may differ from the preliminary estimated results above due to the completion of the Company’s financial closing procedures, final adjustments and other developments that may arise between now and the time its audited financial results for the year ended December 31, 2016 are finalized.

Accordingly, you should not place undue reliance on these preliminary estimated financial results.

Non-GAAP Financial Measures

This Current Report on Form 8-K contains certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as “Operating EBITDA”. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and nonrecurring capital asset impairment charges. The Company uses Operating EBITDA as a benchmark measurement of its own operating results and as benchmarks relative to its competitors. The Company considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that the Company considers largely independent of the underlying cost efficiency of its operating facilities. In addition, the Company believes Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate its financial performance. Operating EBITDA does not reflect the impact of a number of items that affect the Company’s net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, or as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies. The following table sets forth a reconciliation of the Company’s net income attributable to common shareholders to Operating EBITDA:

	Year Ended December 31,		Three Months Ended December 31,
	2016(1)	2015	2016(1)	2015
	(in millions)
Net income attributable to common shareholders	$33.0-35.0	$75.5	$16.6-18.6	$21.7
Income tax provision (benefit)	24.5-26.5	29.4	5.2-7.2	7.7
Interest expense	51.6	53.9	12.9	13.3
Loss on derivative instruments	0.2	0.9	-	0.2
Foreign exchange loss on intercompany debt	1.1	5.3	1.4	0.9
Other expense	1.3	0.6	0.9	0.4

Operating income	113.7	165.7	39.0	44.2
Add: Depreciation and amortization	72.0	68.3	18.8	17.4

Operating EBITDA	$185.7	$234.0	$57.8	$61.5

(1)	Estimated.

ITEM 7.01	REGULATION FD DISCLOSURE.

The information set forth under Item 2.02 is incorporated under this Item by reference.

On January 30, 2017, the Company issued a press release announcing its proposed (i) offering of an aggregate of $225.0 million principal amount of senior notes due 2024 (the “2024 Notes”); and (ii) conditional redemption of any and all of the Company’s 7.000% Senior Notes due 2019 (the “2019 Notes”), being an aggregate principal amount of $227.0 million.

The net proceeds of the proposed issuance of 2024 Notes, together with cash on hand, will be used to redeem the Company’s currently outstanding 2019 Notes.

The 2024 Notes will be offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Company’s press release dated January 30, 2017 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Item 2.02 and this Item 7.01 in this Current Report on Form 8-K, including Exhibit 99.1 is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise be subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, the 2024 Notes or any security, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward looking statements” within the meaning of federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward looking statements” generally can be identified by the use of forward looking terminology such as “assumptions”, “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could”, “plans” (or the negative of other derivatives of each of these terms) or similar terminology and involve unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. The “forward looking statements” include, without limitation, statements regarding preliminary estimated financial results, the Company’s intentions regarding the consummation of the offering of 2024 Notes, the intended use of proceeds and the completion of the redemption of the 2019 Notes. These statements are based on the Company’s management’s estimates and assumptions with respect to future events, which include uncertainty as to its ability to consummate the proposed offering of debt securities or the redemption of the 2019 Notes, which estimates are believed to be reasonable, though are inherently uncertain and difficult to predict. A discussion of factors that could cause actual results to vary is included in the Company’s Annual Report on Form 10-K, as amended, and other periodic reports filed with the Securities and Exchange Commission.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description
99.1	Press release of the Company dated January 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INTERNATIONAL INC.

/s/ David K. Ure
David K. Ure
Chief Financial Officer

Date: January 30, 2017

Exhibit Index

Exhibit No.	Description
99.1	Press release of the Company dated January 30, 2017.